EXHIBIT 8.1

[Letterhead of Kutak Rock LLP]

April 15, 2016

WFB Funding, LLC

One Cabela Drive

Sidney, Nebraska 69160

RE:	Cabela’s Credit Card Master Note Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Cabela’s Credit Card Master Note Trust (the “Issuing Entity”) in connection with the preparation of and filing by WFB Funding, LLC, a Nebraska limited liability company (the “LLC”), as registrant, the Issuing Entity, as co-registrant, and Cabela’s Master Credit Card Trust (the “Master Trust”), as co-registrant, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form SF-3, Registration Nos. 333-209766, 333-209766-01, and 333-209766-02, as amended (the “Registration Statement”), and the related prospectus (the “Prospectus”) registering: (i) series (each, a “Series”) of asset-backed notes secured by a beneficial interest in a pool of receivables arising under certain revolving credit card accounts (the “Notes”); and (ii) a Series 2004-1 Certificate (the “Series 2004-1 Certificate”), issued pursuant to the Second Amended and Restated Pooling and Servicing Agreement, dated as of December 6, 2013, among the LLC, as transferor, World’s Foremost Bank, as servicer (the “Servicer”), and U.S. Bank National Association, as trustee (the “Master Trust Trustee”), as further amended and restated pursuant to the Third Amended and Restated Pooling and Servicing Agreement, substantially in the form of Exhibit 4.4 to the Registration Statement (the “Pooling and Servicing Agreement”), as supplemented by the Series 2004-1 Supplement, dated as of April 14, 2004, among the LLC, the Servicer and the Master Trust Trustee (as heretofore amended, restated, supplemented or otherwise modified, and as further amended pursuant to the Third Amendment to Series 2004-1 Supplement, substantially in the form of Exhibit 4.8 to the Registration Statement, the “Series 2004-1 Supplement”). The Notes of a particular Series will be issued pursuant to the Amended and Restated Master Indenture, dated as of December 6, 2013, between the Issuing Entity and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”), as further amended and restated pursuant to the Second Amended and Restated Master Indenture, substantially in the form of Exhibit 4.2 to the Registration Statement (the “Master Indenture”), and a related Indenture Supplement, between the Issuing Entity and the

Indenture Trustee, substantially in the form of Exhibit 4.3 to the Registration Statement (the “Indenture Supplement,” and together with the Master Indenture, the “Indenture”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture. This opinion letter is furnished in accordance with the requirements of Item 14 of Form SF-3 and Item 601(b)(8) of Regulation S-K.

We have examined executed copies of the Registration Statement, the forms and executed documents filed as exhibits to, or incorporated by reference into, the Registration Statement, the Prospectus, and such other records, documents and instruments as we have deemed necessary for the purposes of the opinions set forth below (the “Transaction Documents”). In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We have assumed for the purposes of the opinions set forth below that the Notes will be issued in Series created as described in the Registration Statement and that the Notes will, at your direction, be sold by the Issuing Entity for reasonably equivalent consideration. We have also assumed that the Transaction Documents (except with respect to the LLC, the Issuing Entity and the Master Trust with respect to such Transaction Documents executed as of the date of this opinion) will be duly authorized by all necessary corporate and limited liability company action. In expressing our opinion, we have assumed, without independent verification, that the facts presented in the Transaction Documents are correct, the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than the LLC, the Issuing Entity and the Master Trust with respect to such Transaction Documents executed as of the date of this opinion), enforceable against such parties in accordance with their respective terms, and the factual representation of the LLC and its affiliates are correct. We have also assumed for purposes of the opinions expressed below that the Registration Statement, as finally amended (including any necessary post-effective amendments) will have been declared effective under the Act and such effectiveness shall not have been terminated or rescinded. We express no opinion with respect to any Series of Notes for which we do not act as counsel to you.

The opinion below is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Regulations”), current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. This opinion is subject to the explanations and qualifications set forth under the headings “United States Federal Income Tax Consequences” and “Structural Summary—Tax Status” in the form of the Prospectus. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States. We express no opinion on any issue relating to the Issuing Entity, LLC or Master Trust, other than as expressly stated herein.

While the tax description under the heading “United States Federal Income Tax Consequences” in the Prospectus does not purport to discuss all possible federal income tax ramifications of the purchase, ownership, and disposition of the Notes, particularly to U.S. purchasers subject to special rules under the Internal Revenue Code of 1986, as amended, we hereby adopt and confirm the opinions set forth in the Prospectus under the heading “United States Federal Income Tax Consequences,” which discusses the federal income tax consequences of the purchase, ownership and disposition of the Notes. There can be no assurance, however, that the tax conclusions presented therein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS position or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions. Moreover, we note that the form of the Prospectus filed with the Registration Statement does not relate to a specific transaction. Accordingly, the above referenced description of the federal income tax consequences may, under certain circumstances, require modification when an actual transaction is undertaken.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the headings “Legal Matters,” “United States Federal Income Tax Consequences” and “Structural Summary—Tax Status” in the Prospectus. In giving such consent, we do not admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Kutak Rock LLP

Kutak Rock LLP